EXHIBIT 99.1

FOR IMMEDIATE RELEASE
February 10, 2005

CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 · Fax: (402) 339-0265
E-Mail: vin.gupta@infousa.com
RAJ DAS — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4517 · Fax: (402) 339-0265
E-Mail: raj.das@infousa.com
LAUREL GUPTA — DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 · Fax: (402) 339-0265
E-Mail: laurel.gupta@infousa.com

infoUSA Confirms Proposal to Acquire Digital Impact
for $2.00 Per Share in Cash
Transaction Would Provide Digital Impact Stockholders With
A 38% Premium to Feb. 10, 2005 Closing Price

     OMAHA, NE — infoUSA Inc. (Nasdaq: IUSA) today announced that it has proposed to acquire Digital Impact, Inc. (Nasdaq: DIGI) for $2.00 per share in cash. infoUSA’s proposal has been communicated to the Digital Impact board of directors but has not yet resulted in a substantive discussion regarding the terms of a potential transaction.

     infoUSA’s proposal represents a 38% premium over the closing price of Digital Impact common shares on Feb. 10, 2005 of $1.45.

     Vin Gupta, Chairman and Chief Executive Officer of infoUSA, commented, “A combination of infoUSA and Digital Impact would create a powerful leader in the fast-growing digital marketing space. I firmly believe that the critical mass that would be created by such a combination is necessary to generate respectable operating margins in a very fragmented industry. In addition, infoUSA will be able to offer an integrated suite of highest quality databases, data processing services, and digital marketing solutions to Digital Impact’s Global 2000 customer base. This transaction would enhance long-term value for the combined company by leveraging a unified technology platform to drive incremental cross-sell opportunities and greater operating margins.”

     THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. A MERGER OR TENDER OFFER FOR THE OUTSTANDING SHARES OF DIGITAL IMPACT, INC. COMMON STOCK HAS NOT YET COMMENCED. IF A MERGER OR TENDER OFFER COMMENCES, EACH STOCKHOLDER OF DIGITAL IMPACT, INC. SHOULD READ THE PROXY STATEMENT OR TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER OR TENDER OFFER. ONCE A FILING IS MADE, STOCKHOLDERS OF DIGITAL IMPACT, INC. CAN OBTAIN THE PROXY STATEMENT OR TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT ARE FILED WITH THE SECURITIES EXCHANGE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV. STOCKHOLDERS OF DIGITAL IMPACT, INC. MAY ALSO OBTAIN COPIES OF THE PROXY STATEMENT OR TENDER OFFER STATEMENT AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FREE BY CONTACTING infoUSA WHEN THE DOCUMENTS BECOME AVAILABLE.

This news release contains forward-looking statements relating to infoUSA’s expressed interest in discussing a proposal to acquire Digital Impact, Inc. Specific forward-looking statements relate to infoUSA’s expectations regarding the potential benefits of such transaction, including (i) the operating margins to be generated by the combined company, (ii) the possible products to be offered to Digital Impact’s customers following consummation of the proposed transaction, and (iii) the projected effect on long-term value to be achieved by the consummation of the proposed transaction. These forward-looking statements are based on infoUSA’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. In addition, some factors are beyond infoUSA’s control. The statements made in this release are contingent upon the completion of the proposed transaction discussed above and are subject to the execution of a definitive acquisition agreement. infoUSA cautions investors that this announcement is made pursuant to full disclosure requirements and that infoUSA can give no assurance that a definitive agreement will be executed. Other factors that could cause actual results to differ materially from the statements made in this release include, among others: (i) infoUSA’s and Digital Impact’s ability to receive all necessary approvals, including any necessary governmental or regulatory approvals and the approval of their respective Boards of Directors and the Digital Impact stockholders, if applicable; (ii) changes to infoUSA’s strategy and business plan, including its plans regarding use of capital; (iii) recent changes in the senior management of infoUSA; (iv) the ability to successfully integrate recent and future acquisitions; (v) fluctuations in operating results; (vi) failure to successfully carry out the company’s Internet strategy or to grow its Internet revenue; (vii) the effects of leverage on the company and its financial position; (viii) changes in technology and increased competition; and (ix) other factors as described in infoUSA’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Factors That May Affect Operating Results” in infoUSA’s annual report on Form 10-K for the fiscal year ended December 31, 2003.

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.